Exhibit 99.1
Charles T. Tuggle, Jr.
Executive Vice President
General Counsel
May 2, 2008
First Horizon National Corporation
165 Madison Avenue
Memphis, Tennessee 38103
Ladies and Gentlemen:
          In connection with the several purchases by the Goldman, Sachs & Co., UBS Securities LLC and FTN Midwest Securities Corp. (the “Underwriters”) pursuant to the Underwriting Agreement, dated April 28, 2008 (the “Underwriting Agreement”), between First Horizon National Corporation, a Tennessee corporation (the “Company”), and the Underwriters, of 69,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.625 per share (the “Common Stock”) and associated stock purchase rights (the “Rights”) to be issued pursuant to the Company’s Shareholder Protection Rights Agreement dated as of October 20, 1998, 1 (or counsel acting under my supervision) have examined such corporate records, certificates and other documents, and such questions of law, as I (or counsel acting under my supervision) have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that:
          (1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Tennessee.
          (2) The Shares and the Rights attributable to the Shares have been validly issued and are fully paid and non-assessable.
          The foregoing opinion is limited to the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
          In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.
First Horizon National Corporation
165 Madison Avenue, 8th Floor, Memphis, TN 38103
Phone: (901) 523-5624 Fax: (901) 523-4556

FIRST-TENNESSEE	FIRST HORIZON	FTN FINANCIAL

          Also, I have relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the certificates for the Shares conform to the specimen thereof examined by me (or counsel acting under my supervision) and have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock, as applicable, and that the signatures on all documents examined by me (or counsel acting under my supervision) are genuine, assumptions which I have not independently verified.
          This letter is furnished by me, solely in my capacity as General Counsel of the Company. I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and, through incorporation, to the Company’s registration statement on Form S-3 (No. 333-150448). In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
By:    /s/  Charles T. Tuggle, Jr.
Charles T. Tuggle, Jr.
Executive Vice President and General
Counsel, First Horizon National Corporation